Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE

CONTACT:

Media:

Ben Deutsch

(404) 676-2683

	Investors:	Ann Taylor
(404) 676-5383

THE COCA-COLA COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR 2005 RESULTS

•                  Revenues grew 7 percent for the quarter and 6 percent for the full year.

•                  Worldwide unit case volume grew 4 percent in the fourth quarter and for the full year, which is at the top end of the Company’s long-term growth targets.  The Company surpassed 20 billion in annual unit case sales for the first time in its history.

•                  Cash from operations increased 8 percent for the full year, to $6.4 billion, with the Company returning $4.7 billion to shareowners during the year.

•                  Earnings per share were $0.36 for the quarter and $2.04 for the full year, but were $0.46 for the quarter and $2.17 for the full year after considering items impacting comparability.

ATLANTA, Feb. 7, 2006 — The Coca-Cola Company today reported fourth quarter earnings per share of $0.36, which included a net charge of $0.10 per share due to an accrual for taxes of $0.08 per share related to the repatriation of foreign earnings and $0.02 per share for charges incurred by an equity investee.  For the full year, earnings per share were $2.04, which included a net charge of $0.13 per share.  2004 earnings per share for the quarter and full year were $0.50 and $2.00, respectively, which included a net benefit of $0.04 per share in the quarter and a net charge of $0.06 per share for the full year.  A reconciliation is provided on pages 21 to 23 of this release.

Neville Isdell, chairman and chief executive officer, said, “This quarter we made further progress toward achieving consistent top-line growth in our business.  It completes a transition year in which the Company delivered solid unit case volume growth that was well balanced between carbonated soft drinks and noncarbonated beverages.  Given our performance in 2005, including progress in key markets, and a well-developed pipeline of innovation and marketing, we will assess ourselves against our long-term growth targets beginning in 2006 and beyond.”

(All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.)

Financial Highlights

•                  Fourth quarter revenues increased 7 percent.  Revenue growth reflected 4 percent increase in gallon sales, 3 percent benefit from pricing and mix and 1 percent benefit from structural changes, partially offset by 1 percent negative currency impact.  For the full year, revenues increased 6 percent, reflecting 3 percent increase in gallon sales, 2 percent currency benefit and positive pricing and mix.

•                  Operating income for the quarter decreased 6 percent, impacted by increases in cost of goods sold and the planned double-digit increase in direct marketing and innovation expenses as the Company continued its efforts to reinvigorate marketing around the world.   For the full year, operating income increased 7 percent, benefiting from top line growth as well as the cycling of certain charges in the prior year and positive currency benefits, partially offset by the planned double-digit increase in direct marketing and innovation expenses.

•                  Cash from operations reached a record $6.4 billion in 2005, compared with $6.0 billion in 2004, an increase of 8 percent.

•                  The Company repurchased $2.0 billion of its stock in 2005 and intends to repurchase $2.0 to $2.5 billion of its stock for the full year 2006.  The Company paid $2.7 billion as dividends to shareowners in 2005.

Operational Highlights

(All references to unit case volume percentage changes in this section are computed based on average daily sales for the fourth quarter and computed on a reported basis for the full year.  Group operational highlights are reported in line with the Company’s operating structure as described in the Company’s amended 8-K filing dated July 19, 2005.)

Total Company

•                  Unit case volume increased 4 percent in the fourth quarter and for the full year.  The Company surpassed 20 billion in annual unit case sales for the first time in its history.  Unit case volume growth in the quarter was led by continued strong growth in key emerging markets, including China, Russia, Brazil and Turkey.  In addition, both North America and Latin America delivered another solid quarter of unit case volume growth, and Germany delivered mid single-digit growth for the first time since 2003.  Offsetting these results were unit case volume declines in the Philippines, India and Northwest Europe.

•                  Balanced unit case volume growth continued in the fourth quarter with carbonated soft drinks growing 2 percent, noncarbonated beverages (excluding water) growing 12 percent, and water growing 17 percent.  Key brands drove the results with Trademarks Coca-Cola, Sprite and Fanta growing unit case volume 2, 5 and 4 percent, respectively, in the quarter.  For the full year, both Trademarks Coca-Cola and Sprite recorded their highest growth rates in 5 years.

•                  Trademarks POWERade, Dasani and Minute Maid each grew unit case volume double-digits during the fourth quarter and for the full year.  As a result, noncarbonated beverages increased from 17 percent of total unit case volume in 2004 to 19 percent in 2005.

•                  For the full year, the Company maintained share in the nonalcoholic ready-to-drink category, which is a reversal of the prior year trend.  On a category basis, the Company gained worldwide share in sports drinks, juice and juice drinks and packaged water and stabilized share in carbonated soft drinks.  The Company lost share during 2005 in teas and coffees and improvement is a key focus moving into 2006.

North America

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	3%	2%
Net Revenues	8%	4%
Operating Income	(4)%	(3)%

•                  Unit case volume in the North America operating group for the quarter increased 3 percent due to solid growth in both Retail and Foodservice and Hospitality.  Full year unit case volume grew 2 percent and reached the high end of North America’s long-term growth targets as a result of improved marketing, innovation and market execution.  Net revenues for the full year increased 4 percent, reflecting 1 percent increase in gallon sales, positive pricing and a mix benefit from strong sales from energy drinks, POWERade, and finished goods businesses.  Operating income declined for the full year due to the planned double-digit increase in marketing expense and higher input costs including freight and packaging costs.

•                  The Retail division’s unit case volume increased 4 percent in the quarter, reflecting 3 percent unit case volume growth in the bottler delivered business, along with solid gains in warehouse-delivered juice and water.

•                  The Foodservice and Hospitality division’s unit case volume increased 2 percent in the quarter as improved year-over-year trends in restaurant traffic and the impact of new customer conversions benefited results.

•                  Overall, carbonated beverages unit case volume increased over 1 percent in the quarter, reversing negative trends through the first three quarters of 2005.  Continued success of Coca-Cola Zero, which is now at a .9 share, and Diet Coke Sweetened with Splenda led to improved trends on Trademark Coca-Cola in the quarter.  In addition, innovation with the new Fresca flavors, along with the success of the highly-profitable Full Throttle energy drink, contributed to the unit case volume and share growth in carbonated beverages during the quarter.

•                  Noncarbonated beverages grew 10 percent in the quarter as both Trademarks POWERade and Dasani continued their double-digit growth in the quarter supported by innovation with POWERade Option and Dasani flavors.  Warehouse-delivered juices grew mid single-digit benefiting from the Simply Orange and Odwalla brands.

•                  The innovation calendar for 2006 remains strong with the launches early in the year of Vault, Full Throttle Fury, regular and diet versions of Black Cherry Vanilla Coca-Cola, POWERade Advance, Tab Energy and Coca-Cola Blak.

European Union

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	(1)%	0%
Net Revenues	(1)%	4%
Operating Income	(4)%	24%

•                  Unit case volume in the European Union operating group decreased 1 percent in the fourth quarter as continued weakness in Northwest Europe offset positive growth in Germany, Spain and Central Europe.  Full year unit case volume was even with the prior year.  Net revenues increased 4 percent for the full year, reflecting 1 percent decline in gallon sales, offset by positive pricing and a favorable currency impact.  Operating income increased 24 percent for the full year primarily as a result of cycling a charge related to the impairment of intangible assets in Germany in the prior year.

•                  Unit case volume in Germany increased 4 percent in the fourth quarter primarily due to regaining availability in most discounters, although with a limited range, which led to share gains.  Both Trademarks Coca-Cola and Fanta unit case volumes were up mid single-digit in the quarter.  For the full year, unit case volume decreased 2 percent.  For the second half of 2005, results stabilized which we expect to continue into 2006.

•                  Unit case volume declined mid single-digit in Northwest Europe in the fourth quarter, cycling 4 percent growth in the prior year fourth quarter, as soft overall retail and carbonated soft drink category trends impacted the results.  For the full year, unit case volume declined 3 percent in Northwest Europe.  The Company is addressing the weak performance by focusing efforts on regular carbonated soft drinks, aggressively growing diets and lights and moving more rapidly into noncarbonated beverages with the launch of Minute Maid and the expansion of POWERade.

North Asia, Eurasia and Middle East

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	17%	15%
Net Revenues	3%	7%
Operating Income	18%	5%

•                  The North Asia, Eurasia and Middle East operating group increased unit case volume 17 percent for the quarter, with double-digit growth in China, Russia, and the Middle East and 1 percent growth in Japan.  In addition, the joint acquisition of Multon, with Coca-Cola Hellenic Bottling Company, S.A., in the second quarter of 2005, contributed to unit case volume growth in the quarter.  For the full year, unit case volume increased 15 percent on the strength of the markets mentioned above.  Net revenues for the full year increased 7 percent, reflecting 12 percent increase in gallon sales, positive pricing and favorable currency impact, partially offset by negative country mix.  Operating income increased 5 percent for the full year and was negatively impacted by the planned increase in marketing expenses.

•                  In Japan, innovation in the non-sugar tea and sports drink categories helped drive results in the quarter.  For the full year, unit case volume increased 2 percent, cycling 4 percent growth in 2004.  The fourth quarter was particularly impacted by poor weather as record low temperatures hurt both convenience and vending traffic.  Hajime, a new green tea, drove share increases during the quarter in the highly competitive non-sugar tea category, and Aquarius Active Diet continued its strong growth contributing to 20 percent unit case volume growth in the Aquarius trademark during the quarter.  Unit case volume of Georgia coffee was impacted by poor weather and competitive pricing in the marketplace, leading to low single-digit decline.  For the full year, unit case volume growth for Georgia coffee was even with the prior year, and strong marketing plans are in place heading into 2006.

•                  In China, fourth quarter and full year unit case volume grew 22 percent, cycling double-digit growth in the prior year quarter and full year.  Carbonated soft drink unit case volume for the quarter and the full year grew double-digits and delivered share gains.  The performance was led by strong unit case volume growth in Trademarks Coca-Cola and Sprite.  Noncarbonated beverage unit case volume grew strong double-digits and gained share in the quarter and for the full year, led by the continued expansion of Nestea, Modern Tea Workshop and Orange Pulp by Minute Maid.

•                  In Russia and Turkey, improving macroeconomic trends along with strong bottler execution and marketing led to share increases and double-digit unit case volume growth for the full year, cycling double-digit unit case volume increases in the prior year.

Latin America

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	5%	6%
Net Revenues	25%	19%
Operating Income	11%	13%

•                  The Latin America operating group delivered strong unit case volume growth of 5 percent in the fourth quarter and 6 percent for the full year with solid growth in all key markets.  Net revenues for the full year increased 19 percent, reflecting a 6 percent increase in gallon sales and positive pricing, mix, and currency benefits.  Operating income for the full year, which increased 13 percent, was negatively impacted by the planned increase in marketing expense.

•                  In Mexico, unit case volume increased 4 percent in the quarter and 5 percent for the full year, led by continued focus on driving personal consumption, supporting brand value at home and investing in new beverage categories.  The performance in both the quarter and the full year was driven by solid growth in core brands.  In addition, noncarbonated beverage unit case volume recorded double-digit increases for the full year, with growth coming from POWERade and Nestea, along with new flavored waters under the Ciel brand.

•                  In Brazil, unit case volume growth for the quarter was 7 percent, which contributed to a strong year of double-digit unit case volume growth in this key market.  Solid growth in Trademark Coca-Cola drove the results, as strong marketing and execution led to increased share in the quarter and for the full year.

•                  In Argentina, consumer marketing activities and bottler execution drove unit case volume growth of 5 percent in the quarter and for the full year.

East, South Asia and Pacific Rim

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	(1)%	(4)%
Net Revenues	7%	(1)%
Operating Income	(22)%	(42)%

•                  The East, South Asia and Pacific Rim operating group’s unit case volume declined 1 percent in the fourth quarter and 4 percent for the full year.  Unit case volume declines in India and the Philippines impacted results for both the quarter and the full year.  Net revenues for the full year decreased 1 percent, reflecting a 6 percent decline in gallon sales, offset by a slight currency benefit and positive pricing and product mix.  Operating income was further reduced for the full year due to the planned increase in marketing expense and the non-cash charge for asset write-downs in the Philippines in the third quarter of 2005.

•                  In India, unit case volume decreased mid single-digit in the quarter compared to the prior year quarter, but improved versus the prior three quarters due to easing comparisons and the benefit of double-digit noncarbonated beverage growth.

•                  In the Philippines, unit case volume decreased low single-digit in the quarter.  Although affordability and availability issues continued to negatively impact performance, the Company and its bottling partner are working together to address the issues.  However, the Company expects performance in the Philippines to remain weak in 2006.

Africa

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	1%	6%
Net Revenues	16%	18%
Operating Income	32%	22%

•                  The Africa operating group delivered solid results as it continued to execute against key strategies.  On a unit case volume basis for the quarter, 3 percent growth in South Africa and 17 percent growth in Egypt were partially offset by declines in unit case volume in Nigeria, where the system implemented a price increase.  On a full year basis, Africa delivered strong unit case volume growth of 6 percent, with growth coming across all divisions.  Net revenues for the full year increased 18 percent, reflecting a 7 percent increase in gallon sales, positive pricing and mix and favorable currency impact.  Operating income also benefited from positive country mix and expense leverage.

Financial Review

Operating Results

Net operating revenues for the fourth quarter increased 7 percent to $5.6 billion, reflecting 4 percent increase in gallon sales, 3 percent benefit from pricing and mix and 1 percent benefit from structural changes, partially offset by 1 percent negative currency impact.  For the full year, net operating revenues increased 6 percent to $23.1 billion, reflecting 3 percent increase in gallon sales, 2 percent currency benefit and 1 percent favorable impact from pricing and mix.

The following reflects net operating revenues from the Company’s operations:

	Fourth Quarter		Full Year
(In millions)	2005	2004	2005	2004
Company Operations, Excluding Bottling	$4,776	$4,526	$19,687	$18,651
Company-Owned Bottling Operations	775	678	3,417	3,091
Consolidated Net Operating Revenues	$5,551	$5,204	$23,104	$21,742

Cost of goods sold increased 10 percent for the quarter, reflecting 4 percent increase in gallon sales, increases in commodity-based input and freight costs and mix increases resulting from the growth in finished goods businesses, particularly in North America, partially offset by a decrease from currency.  For the full year, cost of goods sold increased 7 percent, reflecting 3 percent increase in gallon sales, 1 percent increase from currency and increased commodity-based input and freight costs.

Selling, general and administrative expenses for the quarter increased 12 percent, reflecting the planned increase in marketing and innovation expenses and 1 percent decline from currency movements.  For the full year, selling, general and administrative expenses increased 11 percent primarily as a result of the planned increase in marketing and innovation expenses as well as 1 percent increase from currency.

Operating income for the quarter decreased 6 percent, as the increase in net revenues was offset by the increases in cost of goods sold and marketing and innovation expenses.  For the full year, operating income increased 7 percent, benefiting from the increase in net revenues, the cycling of certain charges in the prior year and positive currency, partially offset by the planned increase in marketing and innovation expenses.  The currency benefit to operating income in the fourth quarter and full year was 1 percent and 4 percent, respectively.  The Company currently expects currencies to have a negative impact during 2006.  Based on current spot rates and the anticipated benefits of hedging coverage in place, the negative impact would be approximately 4 percent.  It is expected that the majority of the negative impact will occur in the first half of 2006.

Equity income for the quarter increased 2 percent reflecting solid results from the bottling system throughout the world and the joint acquisition of Multon, offset by charges at an equity investee.  For the full year, equity income increased 10 percent, reflecting solid results from the bottling system, and the joint acquisition of Multon, partially offset by charges at equity investees.

Effective Tax Rate

The reported effective tax rate for the quarter was 37.1 percent.  The rate was primarily impacted by a $188 million accrual for taxes related to the repatriation of foreign earnings, partially offset by a $10 million tax benefit from the resolution of tax matters, and an underlying effective tax rate on operations of 23.5 percent.  For the full year, the reported effective tax rate was 27.2 percent.  The rate was impacted by several items, including a cumulative $315 million accrual for taxes related to the repatriation of foreign earnings, the tax expense on the issuance of stock by equity investees recorded at a 37 percent tax rate, partially offset by $101 million in tax benefits from the resolution of tax matters, and an underlying effective tax rate on operations of 23.5 percent.

The Company decided in the first quarter of 2005 to repatriate accumulated income earned outside the United States of approximately $2.5 billion under the provisions of the American Jobs Creation Act (the “Act”) and recorded a related tax provision in prior quarters.  The maximum amount that the Company could repatriate under the Act was $6.1 billion.  During the fourth quarter, the Company repatriated the remaining $3.6 billion.  Therefore, the Company recorded a tax provision of $188 million in the fourth quarter related to the additional repatriation.

In determining the quarterly provision for income taxes, the Company uses an annual estimated effective tax rate based on expected annual income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which the Company operates.  The impact of significant or unusual items and discrete events is separately recognized in the quarter in which it occurs.

The Company currently estimates its underlying effective tax rate on operations for 2006 to be approximately 24 percent, which does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Items Impacting Prior Year Results

In 2004, the fourth quarter results included a net benefit of $0.04 per share related to a benefit from the resolution of tax matters, new tax legislation and an insurance settlement, partially offset by a charge due to issuance of stock by an equity investee and a donation to the Coca-Cola Foundation.  In the third quarter of 2004, results included a reduction of $0.11 per share for other operating charges related primarily to the impairment of intangible assets in Germany and the net impact of certain tax adjustments primarily related to the impairment.  During the second quarter of 2004, the Company recorded a net benefit of $0.01 per share related to favorable tax settlements and a gain on the issuance of stock by an equity investee, partially offset by write-downs of various manufacturing investments.

New Operating Structure

As previously announced, effective May 1, 2005, the Company made certain changes to its operating structure impacting its former Europe, Eurasia and Middle East operating group and Asia operating group.  The Company replaced these operating groups with three new operating groups, the European Union operating group, the North Asia, Eurasia and Middle East operating group, and the East, South Asia and Pacific Rim operating group.  The European Union operating group includes the Company’s operations in all of the current member states of the European Union as well as the European Free Trade Association countries.  The North Asia, Eurasia and Middle East operating group includes the Company’s China, Japan, Eurasia and Middle East, and Russia, Ukraine and Belarus Divisions, and other European countries not in the European Union operating group.  The East, South Asia and Pacific Rim operating group includes the Company’s India, Philippines, Southeast and West Asia, and South Pacific and Korea Divisions.

In January of 2006, the Company made certain changes to its operating structure to establish a new, separate internal organization for its consolidated bottling operations and its unconsolidated bottling investments.  This new structure will result in the reporting of a separate bottling operating segment, along with the six existing geographic operating segments and corporate, beginning with the first quarter of 2006.

Conference Call

The Company will host a conference call with investors and analysts to discuss the fourth quarter and full year 2005 results today at 8:30 a.m. (EST).  The Company invites investors to listen to the live audiocast of the conference call at the Company’s website, www.coca-cola.com in the “Investors” section.  Further, the “Investors” section of the Company’s website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended December 31,
	2005	2004	% Change
Net Operating Revenues	$5,551	$5,204	7
Cost of goods sold	1,996	1,813	10
Gross Profit	3,555	3,391	5
Selling, general and administrative expenses	2,293	2,044	12
Operating Income	1,262	1,347	(6)
Interest income	72	51	41
Interest expense	61	58	5
Equity income - net	127	125	2
Other loss - net	(27)	(18)	--
Issuances of stock by equity investees	-	(25)	--
Income Before Income Taxes	1,373	1,422	(3)
Income taxes	509	221	130
Net Income	$864	$1,201	(28)

Diluted Net Income Per Share*	$0.36	$0.50	(28)
Average Shares Outstanding - Diluted*	2,375	2,415	(2)

*                 For the three months ended December 31, “Basic Net Income Per Share” was $0.36 for 2005 and $0.50 for 2004 based on “Average Shares Outstanding - Basic” of 2,375 and 2,414 for 2005 and 2004, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Year Ended December 31,
	2005	2004	% Change
Net Operating Revenues	$23,104	$21,742	6
Cost of goods sold	8,195	7,674	7
Gross Profit	14,909	14,068	6
Selling, general and administrative expenses	8,739	7,890	11
Other operating charges	85	480	--
Operating Income	6,085	5,698	7
Interest income	235	157	50
Interest expense	240	196	22
Equity income - net	680	621	10
Other loss - net	(93)	(82)	--
Gains on issuances of stock by equity investees	23	24	(4)
Income Before Income Taxes	6,690	6,222	8
Income taxes	1,818	1,375	32
Net Income	$4,872	$4,847	1

Diluted Net Income Per Share*	$2.04	$2.00	2
Average Shares Outstanding - Diluted*	2,393	2,429	(1)

*                 For the year ended December 31, “Basic Net Income Per Share” was $2.04 for 2005 and $2.00 for 2004 based on “Average Shares Outstanding - Basic” of 2,392 and 2,426 for 2005 and 2004, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	December 31, 2005	December 31, 2004
Assets

Current Assets
Cash and cash equivalents	$4,701	$6,707
Marketable securities	66	61
Trade accounts receivable, less allowances of $72 and $69, respectively	2,281	2,244
Inventories	1,424	1,420
Prepaid expenses and other assets	1,783	1,849
Total Current Assets	10,255	12,281

Investments and Other Assets
Equity method investments	6,562	5,897
Cost method investments, principally bottling companies	360	355
Other assets	2,607	2,981
Total Investments and Other Assets	9,529	9,233

Property, Plant and Equipment, net	5,786	6,091
Trademarks With Indefinite Lives	1,946	2,037
Goodwill	1,047	1,097
Other Intangible Assets	828	702

Total Assets	$29,391	$31,441

Liabilities and Shareowners’ Equity

Current Liabilities
Accounts payable and accrued expenses	$4,493	$4,403
Loans and notes payable	4,518	4,531
Current maturities of long-term debt	28	1,490
Accrued income taxes	797	709
Total Current Liabilities	9,836	11,133

Long-Term Debt	1,154	1,157
Other Liabilities	1,748	2,814
Deferred Income Taxes	316	402

Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued: 3,507 shares and 3,500 shares, respectively	877	875
Capital surplus	5,474	4,928
Reinvested earnings	31,299	29,105
Accumulated other comprehensive income (loss)	(1,669)	(1,348)
Treasury stock, at cost - 1,138 shares and 1,091 shares, respectively	(19,644)	(17,625)
Total Shareowners’ Equity	16,337	15,935

Total Liabilities and Shareowners’ Equity	$29,391	$31,441

THE COCA-COLA COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Year Ended December 31,
	2005	2004

Operating Activities
Net income	$4,872	$4,847
Depreciation and amortization	932	893
Stock-based compensation expense	324	345
Deferred income taxes	(88)	162
Equity income or loss, net of dividends	(446)	(476)
Foreign currency adjustments	47	(59)
Gains on issuances of stock by equity investees	(23)	(24)
Gains on sales of assets, including bottling interests	(9)	(20)
Other operating charges	85	480
Other items	299	437
Net change in operating assets and liabilities	430	(617)
Net cash provided by operating activities	6,423	5,968

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(637)	(267)
Purchases of investments and other assets	(53)	(46)
Proceeds from disposals of investments and other assets	33	161
Purchases of property, plant and equipment	(899)	(755)
Proceeds from disposals of property, plant and equipment	88	341
Other investing activities	(28)	63
Net cash used in investing activities	(1,496)	(503)

Financing Activities
Issuances of debt	178	3,030
Payments of debt	(2,460)	(1,316)
Issuances of stock	230	193
Purchases of stock for treasury	(2,055)	(1,739)
Dividends	(2,678)	(2,429)
Net cash used in financing activities	(6,785)	(2,261)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(148)	141

Cash and Cash Equivalents
Net increase (decrease) during the year	(2,006)	3,345
Balance at beginning of year	6,707	3,362
Balance at end of year	$4,701	$6,707

THE COCA-COLA COMPANY AND SUBSIDIARIES

Unit Case Volume Results

	Unit Case Volume Growth Based on Average Daily Sales 2005 vs. 2004 % Change	Reported Unit Case Volume Growth 2005 vs. 2004 % Change
	Fourth Quarter	Fourth Quarter	Full Year
Worldwide	4	5	4
North America	3	3	2
International Operations	4	6	5
Africa	1	2	6
East, South Asia and Pacific Rim	(1)	1	(4)
European Union	(1)	Even	Even
Latin America	5	6	6
North Asia, Eurasia and Middle East	17	18	15

Unit case volume growth based on average daily sales is computed by comparing the average daily sales in each of the corresponding quarters.  Average daily sales for each quarter are the actual unit cases shipped during the quarter divided by the number of days in the quarter.

Reported unit case volume growth is computed by comparing the actual unit cases shipped in the fourth quarter and full year of 2005 to the actual unit cases shipped in the fourth quarter and full year of 2004.  In the fourth quarter of 2005, these amounts may be more than the amounts computed on an average daily sales basis because of one additional shipping day in the fourth quarter of 2005 as compared to the fourth quarter of 2004.  The difference in days was partially offset in the first quarter of 2005.

Note:  Refer to the Company’s amended 8-K filing dated July 19, 2005 for more information on the changes to the Company’s operating structure.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions except percentages)

Three Months Ended December 31

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	2005	2004	% Fav. / (Unfav.)	2005 (1)	2004 (2)	% Fav. / (Unfav.)	2005 (1)(3)	2004 (2)(4)	% Fav. / (Unfav.)
North America	$1,628	$1,509	8	$366	$380	(4)	$368	$395	(7)
Africa	384	331	16	135	102	32	135	105	29
East, South Asia and Pacific Rim	268	250	7	35	45	(22)	75	77	(3)
European Union	1,516	1,529	(1)	455	475	(4)	444	459	(3)
Latin America	721	579	25	321	288	11	398	348	14
North Asia, Eurasia and Middle East	1,016	983	3	407	346	18	419	344	22
Corporate	18	23	(22)	(457)	(289)	(58)	(466)	(306)	(52)
Consolidated	$5,551	$5,204	7	$1,262	$1,347	(6)	$1,373	$1,422	(3)

Note:  Refer to the Company’s amended 8-K filing dated July 19, 2005 for more information on the changes to the Company’s operating structure.

(1)

Operating income (loss) and income (loss) before income taxes for the fourth quarter of 2005 were increased by approximately $5 million for Corporate due to the High Fructose Corn Syrup (HFCS) lawsuit settlement.

(2)

Operating income (loss) and income (loss) before income taxes for the fourth quarter of 2004 were impacted for Corporate as a result of the Company’s receipt of a $75 million insurance settlement related to the class-action lawsuit settled in 2000. The Company subsequently donated $75 million to the Coca-Cola Foundation.

(3)	Income (loss) before income taxes for the fourth quarter of 2005 was reduced by $49 million for Corporate as a result of certain items impacting an equity investee.
(4)

Income (loss) before income taxes for the fourth quarter of 2004 was reduced by approximately $25 million for Corporate due to an adjustment to the amount of gain recognized in the second quarter on issuances of stock by Coca-Cola Enterprises Inc. (CCE).

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions except percentages)

Year Ended December 31

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	2005	2004	% Fav. / (Unfav.)	2005 (1)	2004 (2)	% Fav. / (Unfav.)	2005 (1)(3)	2004 (2)(4)	% Fav. / (Unfav.)
North America	$6,676	$6,423	4	$1,554	$1,606	(3)	$1,559	$1,629	(4)
Africa	1,263	1,067	18	415	340	22	414	337	23
East, South Asia and Pacific Rim	1,258	1,276	(1)	201	344	(42)	303	429	(29)
European Union	6,803	6,570	4	2,247	1,812	24	2,191	1,747	25
Latin America	2,527	2,123	19	1,207	1,069	13	1,429	1,270	13
North Asia, Eurasia and Middle East	4,494	4,182	7	1,709	1,629	5	1,749	1,641	7
Corporate	83	101	(18)	(1,248)	(1,102)	(13)	(955)	(831)	(15)
Consolidated	$23,104	$21,742	6	$6,085	$5,698	7	$6,690	$6,222	8

Note:  Refer to the Company’s amended 8-K filing dated July 19, 2005 for more information on the changes to the Company’s operating structure.

(1)

Operating income (loss) and income (loss) before income taxes for 2005 were increased by approximately $47 million for Corporate due to the HFCS lawsuit settlement; were reduced by $12 million for North America, $3 million for Africa, $3 million for East, South Asia and Pacific Rim, $3 million for European Union, $4 million for Latin America, $3 million for North Asia, Eurasia and Middle East and $22 million for Corporate as a result of accelerated amortization of stock-based compensation expense due to a change in the estimated service period for retirement-eligible participants; and were reduced by approximately $85 million for East, South Asia and Pacific Rim as a result of other operating charges recorded for asset write-downs.

(2)

Operating income (loss) and income (loss) before income taxes for 2004 were reduced by approximately $18 million for North America, $15 million for East, South Asia and Pacific Rim, $368 million for European Union, $6 million for Latin America, $9 million for North Asia, Eurasia and Middle East and $64 million for Corporate as a result of other operating charges recorded for asset write-downs and were impacted for Corporate as a result of the Company’s receipt of a $75 million insurance settlement related to the class-action lawsuit settled in 2000. The Company subsequently donated $75 million to the Coca-Cola Foundation.

(3)

Income (loss) before income taxes for 2005 was reduced by $33 million for Corporate primarily as a result of certain items impacting an equity investee; was increased for East, South Asia and Pacific Rim by approximately $23 million due to issuances of stock by Coca-Cola Amatil; and was reduced by $4 million for East, South Asia and Pacific Rim due to asset impairments impacting an equity investee.

(4)

Income (loss) before income taxes for 2004 for Latin America benefited by approximately $37 million for the proportionate share of a favorable tax settlement related to Coca-Cola FEMSA, S.A. de C.V. and was increased for Corporate by approximately $24 million due to the gain on issuances of stock by CCE.

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2005 and December 31, 2004. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data and percentages)

	Three Months Ended December 31, 2005
		Items Impacting Comparability				After
	Reported (GAAP)	HFCS Settlement	Resolution of Tax Matters	Repatriation of Foreign Earnings	Equity Investee	Considering Items (Non-GAAP)
Net Operating Revenues	$5,551					$5,551
Cost of goods sold	1,996	$5				2,001
Gross Profit	3,555	(5)				3,550
Selling, general and administrative expenses	2,293					2,293
Operating Income	1,262	(5)				1,257
Interest income	72					72
Interest expense	61					61
Equity income - net	127				$49	176
Other loss - net	(27)					(27)
Issuances of stock by equity investees	—					—
Income Before Income Taxes	1,373	(5)			49	1,417
Income taxes	509	(2)	$10	$(188)	4	333
Net Income	$864	$(3)	$(10)	$188	$45	$1,084
Diluted Net Income Per Share	$0.36	$0.00	$0.00	$0.08	$0.02	$0.46
Average Shares Outstanding - Diluted	2,375	2,375	2,375	2,375	2,375	2,375

Gross Margin	64.0%					64.0%
Operating Margin	22.7%					22.6%
Effective Tax Rate	37.1%					23.5%

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data and percentages)

	Three Months Ended December 31, 2004
		Items Impacting Comparability					After		% Change - After
	Reported (GAAP)	Issuances of Stock by Equity Investees	Resolution of Tax Matters	Insurance Settlement	Donation to Coca-Cola Foundation	New Tax Legislation	Considering Items (Non-GAAP)	% Change - Reported (GAAP)	Considering Items (Non-GAAP)
Net Operating Revenues	$5,204						$5,204	7	7
Cost of goods sold	1,813						1,813	10	10
Gross Profit	3,391						3,391	5	5
Selling, general and administrative expenses	2,044			$75	$(75)		2,044	12	12
Operating Income	1,347			(75)	75		1,347	(6)	(7)
Interest income	51						51	41	41
Interest expense	58						58	5	5
Equity income - net	125						125	2	41
Other loss - net	(18)						(18)	—	—
Issuances of stock by equity investees	(25)	$25					—	—	—
Income Before Income Taxes	1,422	25		(75)	75		1,447	(3)	(2)
Income taxes	221	10	$48	(29)	29	$50	329	130	1
Net Income	$1,201	$15	$(48)	$(46)	$46	$(50)	$1,118	(28)	(3)
Diluted Net Income Per Share	$0.50	$0.01	$(0.02)	$(0.02)	$0.02	$(0.02)	$0.46 *	(28)	0
Average Shares Outstanding - Diluted	2,415	2,415	2,415	2,415	2,415	2,415	2,415	(2)	(2)

Gross Margin	65.2%						65.2%
Operating Margin	25.9%						25.9%
Effective Tax Rate	15.5%						22.7%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains positively impacting net income are reflected as deductions to reported net income.

*Per share amounts do not add across due to rounding.

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the year ended December 31, 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data and percentages)

		Year Ended December 31, 2005
		Items Impacting Comparability									% Change -
	Reported (GAAP)	HFCS Settlement	Resolution of Tax Matters	Repatriation of Foreign Earnings	Issuances of Stock by Equity Investees	Accelerated Amortization of Stock-Based Compensation	Equity Investee	Asset Write- downs	After Considering Items (Non-GAAP)	% Change - Reported (GAAP)	After Considering Items (Non-GAAP)
Net Operating Revenues	$23,104								$23,104	6	6
Cost of goods sold	8,195	$47							8,242	7	7
Gross Profit	14,909	(47)							14,862	6	6
Selling, general and administrative expenses	8,739					$(50)			8,689	11	10
Other operating charges	85							$(85)	—	—	—
Operating Income	6,085	(47)				50		85	6,173	7	(0)
Interest income	235								235	50	50
Interest expense	240								240	22	22
Equity income - net	680						$33	4	717	10	23
Other loss - net	(93)								(93)	—	—
Gains on issuances of stock by equity investees	23				$(23)				—	(4)	—
Income Before Income Taxes	6,690	(47)			(23)	50	33	89	6,792	8	2
Income taxes	1,818	(18)	$101	$(315)	$(8)	12	2	4	1,596	32	(2)
Net Income	$4,872	$(29)	$(101)	$315	$(15)	$38	$31	$85	$5,196	1	4
Diluted Net Income Per Share	$2.04	$(0.01)	$(0.04)	$0.13	$(0.01)	$0.02	$0.01	$0.04	$2.17 *	2	5
Average Shares Outstanding - Diluted	2,393	2,393	2,393	2,393	2,393	2,393	2,393	2,393	2,393	(1)	(1)

Gross Margin	64.5%								64.3%
Operating Margin	26.3%								26.7%
Effective Tax Rate	27.2%								23.5%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains positively impacting net income are reflected as deductions to reported net income.

*Per share amounts may not add due to rounding.

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the year ended December 31, 2004. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data and percentages)

	Year Ended December 31, 2004
		Items Impacting Comparability
	Reported (GAAP)	Tax Settlement at Coca-Cola FEMSA	Gain on Issuance of Stock by Equity Investee	Asset Write- downs	Resolution of Tax Matters	German Deferred Tax Asset	Insurance Settlement	Donation to Coca-Cola Foundation	New Tax Legislation	After Considering Items (Non-GAAP)

Net Operating Revenues	$21,742									$21,742
Cost of goods sold	7,674									7,674
Gross Profit	14,068									14,068
Selling, general and administrative expenses	7,890						$75	$(75)		7,890
Other operating charges	480			$(480)						—
Operating Income	5,698			480			(75)	75		6,178
Interest income	157									157
Interest expense	196									196
Equity income - net	621	$(37)								584
Other loss - net	(82)									(82)
Gains on issuances of stock by equity investees	24		$(24)							—
Income Before Income Taxes	6,222	(37)	(24)	480			(75)	75		6,641
Income taxes	1,375	(13)	(9)	171	$128	$(75)	(29)	29	50	1,627
Net Income	$4,847	$(24)	$(15)	$309	$(128)	$75	$(46)	$46	$(50)	$5,014
Diluted Net Income Per Share	$2.00	$(0.01)	$(0.01)	$0.13	$(0.05)	$0.03	$(0.02)	$0.02	$(0.02)	$2.06 *
Average Shares Outstanding - Diluted	2,429	2,429	2,429	2,429	2,429	2,429	2,429	2,429	2,429	2,429

Gross Margin	64.7%									64.7%
Operating Margin	26.2%									28.4%
Effective Tax Rate	22.1%									24.5%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains positively impacting net income are reflected as deductions to reported net income.

*Per share amounts may not add due to rounding.

The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company.  Along with Coca-Cola, recognized as the world’s most valuable brand, The Coca-Cola Company markets four of the world’s top five soft drink brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate exceeding 1.3 billion servings each day.  For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, changes in economic and political conditions, including civil unrest and product boycotts; changes in the nonalcoholic beverages business environment, including actions of competitors and changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; foreign currency and interest rate fluctuations and other capital and financial market conditions; adoption of mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; changes in commercial or market practices and business models within the European Union; litigation uncertainties; adverse weather conditions; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials or necessary services; our ability to avoid production output disruptions; our ability to effectively align ourselves with our bottling system; our ability to maintain brand image and product quality as well as other product issues such as product recalls; regulatory and legal changes; our ability to penetrate developing and emerging markets; the availability and quality of water; our ability to achieve earnings forecasts; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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